Exhibit (d)(3)
September 30, 2008
GlaxoSmithKline
709 Swedeland Road
King of Prussia, PA 19406
Dear Ladies and Gentlemen:
Re: Confidential Information and Evaluation Material
Cowen and Company, LLC (“Cowen”), is acting on behalf of Genelabs Technologies, Inc. (the “Company”) to explore a possible strategic transaction involving the Company (the “Transaction”). In that connection, SmithKline Beecham Corporation d/b/a GlaxoSmithKline (“GSK”) has requested proprietary and other information concerning the business and affairs of the Company. In consideration of furnishing GSK, its affiliates, directors, officers, employees, consultants, agents, advisors and potential financing sources (including such financing sources’ directors, officers, employees, agents and advisors) (collectively, “Representatives”) such proprietary and other information, GSK agrees to treat, and to cause its Representatives to treat, such information furnished to GSK by or on behalf of the Company or its Representatives, information reflecting the fact that GSK may be contemplating a Transaction and all analyses, compilations, studies and other material containing or reflecting, in whole or in part (but only to the extent so containing, reflecting or based upon), any such information furnished to GSK or its Representatives pursuant to this Letter Agreement (collectively, “Evaluation Material”), as follows:
1.	GSK recognizes and acknowledges the confidential nature of the Evaluation Material and the damage that could result to the Company if any Evaluation Material is disclosed to any third party.
2.	The term “Evaluation Material” does not include any information which (a) is already lawfully in GSK’s possession prior to the time of disclosure by or on behalf of the Company and was not

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September 26, 2008

acquired directly or indirectly from the Company, (b) has been made public other than by acts by GSK or GSK’s Representatives in breach of their obligations of confidentiality under this Letter Agreement, (c) becomes available to GSK on a nonconfidential basis from a source that is entitled to disclose it on a non-confidential basis, or (d) was developed by or for GSK independently of the disclosure of the Evaluation Material by the Company or its representatives.
3.	GSK agrees that the Evaluation Material will be kept confidential and will be used solely for the purpose of evaluating the Transaction and will not be used in any way detrimental to the Company. GSK agrees not to disclose any of the Evaluation Material to any third party, in any manner whatsoever, in whole or in part, without the prior written consent of the Company, except that GSK may disclose the Evaluation Material or portions thereof to GSK’s Representatives who need to know such information (and who agree to use such information solely for the purpose of evaluating the Transaction), which Representatives shall be informed of the confidential nature of the Evaluation Material and shall agree to be bound by this Letter Agreement and not to disclose any of the Evaluation Material to any other party. GSK shall be responsible for any breach of this Letter Agreement by any of GSK’s Representatives. Any information which the Company or any of its Representatives identifies in writing to GSK or any of GSK’s Representatives as having originated from and as being confidential or proprietary of any third party shall be Evaluation Material and shall only be disclosed to GSK in accordance with the confidentiality and non-use undertakings of the Company to such third party with respect thereto as disclosed to GSK in writing. GSK and GSK’s Representatives shall act with respect to any such third-party information in the same manner as the Company has so disclosed that it has undertaken to act, notwithstanding any other provision hereof with respect to Evaluation Material.

GlaxoSmithKline Pharmaceuticals
September 26, 2008

4.	In the event that GSK or GSK’s Representatives are requested in any proceeding to disclose any Evaluation Material, GSK will give the Company prompt prior notice of such request so that the Company may seek an appropriate protective order or other appropriate remedy and/or waive compliance with the provisions of this Letter Agreement (and if the Company seeks such an order, GSK will provide such cooperation as the Company shall reasonably request). If, in the absence of a protective order, GSK or GSK’s Representatives are nonetheless legally compelled to disclose such Evaluation Material, GSK or GSK’s Representatives, as the case may be, will furnish only that portion of the Evaluation Material which GSK is advised by written opinion of GSK’s counsel is legally required to be disclosed, in which case GSK will not be subject to liability hereunder; provided, however, that GSK gives the Company written notice of the information to be disclosed as far in advance of its disclosure as is practicable and use its reasonable efforts to obtain assurances that confidential treatment will be accorded to such information.
5.	Without the prior written consent of the other party, neither Cowen (including its representatives), the Company (including its representatives) or GSK or any of GSK’s Representatives will disclose to any person (in any release of statement, information, advertisement, press release or publicity matter) the fact that the Evaluation Material has been made available to GSK, that discussions or negotiations are taking place concerning a Transaction involving the Company or any of the terms, conditions or other facts with respect to such Transaction, including the status thereof or the subject matter of this Letter Agreement.

GSK hereby acknowledges that GKS is aware, and that GSK will advise GSK’s Representatives who are informed as to the matters which are the subject of this Letter Agreement, (i) that the United States securities laws prohibit any person who has

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September 26, 2008

received from an issuer material, non-public information concerning the matters which are the subject of this Letter Agreement from purchasing or selling securities of such issuer or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell securities, and (ii) that GSK is familiar with the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder and agree that GSK will neither use nor cause any of GSK’s Representatives to use, any Evaluation Material in contravention of the Exchange Act or such rules and regulations including Rules 10b-5 and 14e-3.
6.	GSK understands and agrees that (i) the Company and Cowen shall be free to conduct the process relating to the Transaction as they in their sole discretion shall determine (including, without limitation, conduct of the due diligence process, negotiating with any of the prospective parties and entering into an agreement to effect a Transaction without prior notice to GSK or any other person), (ii) any procedures relating to such Transaction may be changed at any time without notice to GSK or any other person and (iii) GSK shall not have any rights or claims whatsoever against the Company, Cowen or any of their respective directors, officers, stockholders, owners, affiliates or agents arising out of or relating to the Transaction (other than any rights or claims arising out of any definitive written agreement with GSK (a “Definitive Agreement”) in accordance with its terms). GSK agrees that, unless and until a Definitive Agreement has been executed and delivered, neither the Company nor GSK will be under any legal obligation of any kind whatsoever with respect to a Transaction by virtue of this Letter Agreement or any written or oral expression with respect to a Transaction by any of the Company’s or GSK’s affiliates, directors, officers, employees, agents, advisors or other representatives. GSK agrees that, without the prior consent of either Cowen or the Company, all inquiries regarding the

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proposed Transaction, requests for additional information and other communications with the Company shall be made to or through Declan Quirke at (646)562-1183 or Neal Karnovsky at (646)562-1152 at Cowen.
7.	In the event that the Transaction is not consummated, neither GSK nor GSK’s Representatives shall, without the prior written consent of the Company, use any of the Evaluation Material for any purpose. Upon the Company’s request at any time, GSK will promptly return to the Company all copies of all Evaluation Material furnished to GSK or GSK’s Representatives and will destroy those portions of analyses, compilations, summaries, studies and other material prepared by GSK or GSK Representatives containing in whole or in part any of, the Evaluation Material, except that GSK shall be permitted to retain one (1) copy of the Evaluation Material so that any continuing obligations to the Company may be determined. GSK hereby agrees to promptly certify in a letter to the Company that the return required hereunder and such destruction have been accomplished. If a Transaction is consummated, the Definitive Agreement shall govern GSK’s obligations with respect to the Evaluation Material.
8.	GSK understands that, except as and to the extent provided in a Definitive Agreement, when, as and if it is executed and delivered (and subject to the restrictions and conditions specified therein) neither the Company nor any of its representatives (including Cowen) makes any representation or warranty, express or implied, as to the accuracy or completeness of the Evaluation Material and GSK agrees that neither the Company nor any of its representatives shall have any obligation to update any of the Evaluation Material or shall have any liability to GSK or any other party resulting from any use or reliance on the Evaluation Material. To its knowledge, the Company hereby represents to GSK that it has all rights, title

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September 26, 2008

and interest in and to the Evaluation Material and/or it has the right to disclose it to GSK under this Letter Agreement.
9.	GSK agrees that for a period of one (1) year from the date hereof neither GSK nor any of GSK’s Representatives will, without the prior written consent of the Company, solicit to employ any person who is at the time, or within the six months prior to such time was, an employee of or a consultant to the Company. GSK also agrees that until the earlier of (a) the consummation of a Transaction between the Company and GSK or (b) one (1) year from the date hereof, neither GSK nor any of GSK’s Representatives will, without the prior written consent of the Company, initiate or maintain contact (except in the ordinary course of business) with any officer, director, employee, consultant, supplier, distributor, broker or customer of the Company for the purposes of obtaining information regarding the Company’s operations, assets, prospects or finances. The restrictions under this section shall (i) not prohibit GSK personnel who have had no access to the Company’s Evaluation Material and are not aware of the existence of this Letter Agreement from making general solicitations of employment not specifically directed to the Company or any employee thereof, and (ii) not prohibit GSK from employing any such person who initiates or responds to such general solicitations for employment, in each case in the ordinary course of business and consistent with past practices. Notwithstanding the above or any other provisions of this Letter Agreement, in the event there is a change of control of the Company, the entirety of this section shall be null and void as of the effective date of such change of control.
10.	GSK hereto agrees that money damages may not be a sufficient remedy for any breach of this Letter Agreement by GSK or GSK’s Representatives, and that, in addition to all other remedies, the Company shall be entitled to seek, and a court of competent jurisdiction may grant, specific performance and injunctive or

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September 26, 2008

other equitable relief as a remedy for any such breach, and GSK further agrees to waive, and to use GSK’s best efforts to cause GSK’s Representatives to waive, any requirement for the securing or posting of any bond in connection with any such remedy.
11.	This Letter Agreement contains the entire understanding between the parties hereto with respect to the subject matter contained herein and supersedes all prior written or oral communications, negotiations, understandings or agreements of any kind with respect to such subject matter. No failure or delay by the Company or any of its representatives in exercising any right, power or privilege under this Letter Agreement shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any right, power or privilege hereunder. No provision of this Letter Agreement may be waived, amended or modified, in whole or in part, nor any consent given, except by way of a writing signed by a duly authorized representatives of both parties, which writing specifically refers to this Letter Agreement and the provision so amended or modified or for which such waiver or consent is given. In the event that any provision of this Letter Agreement shall be deemed invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions of this Letter Agreement shall not in any way be affected or impaired thereby. This Letter Agreement is not intended to be a letter of intent or agreement in principle, or otherwise commit or bind the Company or GSK, to negotiate the terms of the proposed Transaction or to consummate the Transaction contemplated herein.
12.	This Letter Agreement shall be governed by and construed in accordance with the laws of the State of New York, applicable to contracts made and to be performed therein, without giving effect contracts made and to be performed therein, without giving effect to its conflicts of laws, principles or rules.

GlaxoSmithKline Pharmaceuticals
September 26, 2008

13.	To the extent that any Evaluation Material may include materials subject to the attorney-client privilege, work product doctrine or any other applicable privilege concerning pending or threatened legal proceedings or governmental investigations, the parties understand and agree that they have a commonality of interest with respect to such matters and it is their mutual desire, intention and understanding that the sharing of such material is not intended to, and shall not, waive or diminish in any way the confidentiality of such material or its continued protection under the attorney-client privilege, work product doctrine or other applicable privilege. All Evaluation Material that is entitled to protection under the attorney-client privilege, work product doctrine, or other applicable privilege shall remain entitled to such protection under such privileges and this Letter Agreement.
14.	Except as expressly provided otherwise in this Letter Agreement, the obligations under this Letter Agreement shall expire five (5) years from the date of this Letter Agreement.
15.	All communications required to be sent to GSK under this Letter Agreement shall be addressed to Brian McVeigh, Director of M&A Strategy & Transactions, GlaxoSmithKline, 709 Swedeland Road, King of Prussia, PA 19406.
16.	This Letter Agreement and any amendment hereto may be executed in counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

GlaxoSmithKline Pharmaceuticals
September 26, 2008

Please acknowledge GSK’s agreement to the foregoing by countersigning this Letter Agreement in the place provided below and returning it to Cowen.

Very truly yours,

GENELABS TECHNOLOGIES, INC.

By: COWEN AND COMPANY, LLC
As Agent

By:	/s/ Declan Quirke
Name:	Declan Quirke
Title:	Managing Director

Accepted and Agreed to:
GLAXOSMITHKLINE PHARMACEUTICALS

By:	/s/ Brian P. McVeigh

Name:	Brian P. McVeigh
Title:	Director of M&A Strategy & Transactions

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